Exhibit 2.1

AGREED FORM

DEED OF AMENDMENT

DATED 31 MARCH 2015

BETWEEN

ROYAL & SUN ALLIANCE INSURANCE PLC

and

ALLIED WORLD ASSURANCE COMPANY, LTD

relating to the Sale of Business Agreement in connection with the transfer of the insurance business of the
Seller in Hong Kong

Allen & Overy

THIS DEED is dated 31 March 2015:

BETWEEN:

(1)                       ROYAL & SUN ALLIANCE INSURANCE PLC, a limited liability company incorporated in England and Wales with number 00093792, whose registered office is at St Marks Court, Chart Way, Horsham, West Sussex RH12 1XL (the Seller); and

(2)                       ALLIED WORLD ASSURANCE COMPANY, LTD, a limited liability company incorporated in Bermuda, whose address is at 27 Richmond Road, Pembroke HM 08 Bermuda (the Purchaser),

(collectively, the Parties and each a Party).

WHEREAS:

(A)                     The Parties have entered into a certain Sale of Business Agreement with respect to the transfer of the insurance businesses of the Seller’s Hong Kong branch, dated 22 August 2014 (the SBA).

(B)                     It is the Parties’ intention that the SBA be amended in accordance with the terms as set out in this Deed.

(C)                     Unless otherwise defined in this Deed, all terms and expressions as defined in this Deed shall have the same meanings given to them in the SBA.

IT IS HEREBY AGREED AS FOLLOWS:

1.                            The Parties hereby agree that the SBA shall be amended as follows:

1.1.                  A new clause 3.5 shall be added to the SBA as follows:

3.5 The Purchaser acknowledges that the Head Office Account and the Excluded Account will not be transferred to the Purchaser pursuant to the SBA or the Insurance Authority Application.  The Purchaser undertakes to the Seller that it shall not, and it shall procure that no member of the Purchaser’s Group nor any of its or the Purchaser’s Group’s employees, directors or agents shall: (i) claim ownership over the Head Office Account or the Excluded Account; or (ii) take any action or issue any instructions that would prevent or restrict the settlement of the Head Office Account and/or the transfer of the Head Office Account to the Excluded Account in the amount of HKD117,686,000 by the Seller.  The Purchaser shall indemnify and hold the Seller harmless from and against all losses, liabilities, costs and penalties that may be incurred by the Seller or any of its affiliates arising from any breach of the undertaking in this clause 3.5.”.

1.2.                  Clause 10.1 of the SBA shall be amended and restated in its entirety as follows:

“10.1 The Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, for a period of five years from Completion:

(a)                                             retain in its or the relevant member of the Purchaser’s Group’s possession and control; and

(b)                                             during normal business hours and on reasonable notice, permit the Seller or its duly authorised representatives (which shall include (without limitation) the Seller’s external auditors), for the sole purpose of obtaining information required for the Seller or a member of the Seller’s Group:

(i)                                     for the preparation or audit of accounts and Taxation returns and filings;

(ii)                                  for required regulatory filings and inquiries; and

(iii)                               for the preparation of all applications for the winding up and/or termination of licences held by the Hong Kong Branch,

to inspect and (to the extent permitted by applicable law) take copies of, all the business records relating to the Business in respect of the period before Completion that are in its or a member of the Purchaser’s Group’s possession or control, and the Purchaser shall procure that such business records that are held before Completion by the Seller and handed over to the Purchaser at Completion and which are required by applicable law to be retained are retained by the Purchaser or such member of the Purchaser’s Group in accordance with such law.”.

1.3.                  Clause 10.2 of the SBA shall be amended and restated in its entirety as follows:

“10.2   The Seller shall, and shall procure that each member of the Seller’s Group shall, for a period of five years from Completion, during normal business hours and on reasonable notice, permit the Purchaser or its duly authorised representatives (which shall include (without limitation) the Purchaser’s external auditors) for the sole purpose of obtaining information required for the Purchaser or a member of the Purchaser’s Group:

(a)                                             for the preparation or audit of accounts and Taxation returns and filings; and

(b)                                             for required regulatory filings and inquiries,

to inspect and (to the extent permitted by applicable law) take copies of, all the business records of the Seller or such member of the Seller’s Group in relation to the Business before Completion that are in its or such member of the Seller’s Group’s possession or control.  The Seller shall, and shall procure that such business records that are required by applicable law to be retained are retained by the Seller or such member of the Seller’s Group in accordance with such law.”.

1.4.                  Clause 20 of the SBA shall be amended by adding the following new subclause 20.11:

“20.11   Notwithstanding anything in clause 20, the parties have agreed to the novation of the casualty programme at Data Room items 9.38.1 and 9.38.2 (and as otherwise endorsed, collectively, the Asia Pacific Casualty XOL) so that the rights and obligations of the Seller under the Asia Pacific Casualty XOL in respect of Profin Policies (as defined in Class 3 of the Asia Pacific Casualty XOL) in Hong Kong shall be assumed in their entirety by the Purchaser.  The Seller shall, or shall cause a member of the Seller’s Group to, procure that the Asia Pacific Casualty XOL be novated to the Purchaser effective as of Completion as described in this clause 20.11 in an Agreed Form.”.

1.5.                  Paragraph 2 of Schedule 9 of the SBA shall be amended and restated in its entirety as follows:

“2. [Intentionally left blank]”.

1.6.                  Paragraph 5 of Schedule 9 of the SBA shall be amended and restated in its entirety as follows:

“5.   Additional Excluded Contracts

5.1   The Network Partnership Agreement set out in the Data Room in folder 6.51.8 forms part of the Retained Business and will not be novated to the Purchaser at Completion.

5.2   The Purchase of Source Code Agreement entered into between Pacific Century Systems Technology Pte Limited and Royal & Sun Alliance Insurance Group PLC dated 31 December 1997 forms part of the Retained Business and will not be novated to the Purchaser at Completion.

5.3   Any other agreement between the Seller or any of its affiliates and Premium Systems Technology Pte Ltd or any of its affiliates (including, without limitation, those set out in the Data Room in folder 5.13.18) that is not part of the Premium Agreement form part of the Retained Business and will not be novated to the Purchaser at Completion.”

1.7.                  Part 3 of Schedule 15 of the SBA shall be amended and restated in its entirety as set out in Appendix A of this Deed.  In addition to the foregoing, the Parties agree that:

(a)                      the Seller shall not provide CQE-related services to the Purchaser after the Completion Date, but shall instead allow the Purchaser to retain the existing Marine XL quotation tool on a permanent basis.  In addition, the Seller shall provide the Purchaser with a complete download of the relevant policy and quote logs currently on CQE in a format to be agreed with the Purchaser; and

(b)                      the Seller shall not provide GAIA-related services to the Purchaser after the Completion Date, but shall instead provide the Purchaser with a complete download of the relevant in-force data in a format to be agreed with the Purchaser.

1.8.                  Schedule 16 of the SBA shall be amended by inserting the following as a new definition after the definition of “Equity”:

“Excluded Account means the bank account numbered SCB HKD Account # 447-0-670457-9 opened by the Hong Kong Branch with Standard Chartered Bank in Hong Kong, which contains or will contain only the Head Office Account;”.

1.9.                  Each of the following definitions set out in paragraph 1 of Schedule 16 of the SBA shall be amended and restated in its entirety as follows:

“Excluded Assets means all the assets of the Seller’s Group (other than the Assets) including, for the avoidance of doubt:

(a)                                 any right, title or interest in the RSA Name, the Domain Names and RSA Marks and the goodwill of the Business relating to the RSA Name, the Domain Names and RSA Marks;

(b)                                 amounts recoverable in respect of Tax relating to the Business attributable to periods ended on or before, or transactions occurring on or before, Completion;

(c)                                  the Inadmissible Assets;

(d)                                 the statutory books and records of the Seller or any other member of the Seller’s Group not exclusively or predominantly related to the Business;

(e)                                  the benefit of this agreement and the other Transaction Documents;

(f)                                   the Retained Business; and

(g)                                  the Excluded Account;”

“Premium Agreement means collectively the (i) End User Licence Agreement entered into between the Seller and Premium Systems Technology Pte Ltd dated on or around 31 March 2015 in relation to the use of Premium Systems Technology Pte Ltd’s general insurance system software in Hong Kong and (ii) a confidentiality addendum dated 24 September 2014, and agreements relating to certain services to be provided by the Premium Systems Technology Pte Ltd dated 2 September 2014 and 16 October 2014 entered into between the Seller and Premium Systems Technology Pte Ltd.”.

2.                            This Deed shall be read in conjunction with the SBA and the provisions of clauses 1, 22, 24, 25, 27, 28 and 29 of the SBA shall apply mutatis mutandis to this Deed.

3.                            Except as otherwise provided in this Deed, all of the terms, covenants and other provisions of the SBA are hereby ratified and confirmed and shall continue to remain in full force and effect in accordance with their respective terms.  After the date hereof, all references to the SBA shall refer to the SBA as amended by this Deed.

4.                            Each Party shall bear all legal and other professional costs and expenses incurred by it in connection with the preparation, negotiation and finalisation of this Deed.

APPENDIX A

PART 3

TRANSITIONAL SERVICES

(1)                                 General

1.1                               The Seller shall:

(a)                                 appoint an ‘Account Manager’ as the primary contact and escalation point who the Purchaser may contact in relation to any matters arising out of the provision and/or receipt of the Transitional Services; and

(b)                                 provide support to the Purchaser in relation to any queries related to the Transitional Services in the same manner that those queries have been handled during the Comparison Period.

(2)                                 Infrastructure

Service	Global Wide Area Network

Service Description	RSA Global Communications network connecting all RSA businesses with the Group Corporate Centre for the provision of Group Services (e.g. RSA Group Intranet, Finance portals).

Service Term	6 months commencing on the Completion Date.

Notice period for early termination by Purchaser	1 month

Service	Good Technology

Service Description	Technology platforms used by business executives for Mails on mobile devices

Service Term	6 months commencing on the date of Completion.

Notice period for early termination by Purchaser	1 month

Service	Lotus Notes Email

Service Description

RSA Email Platform used for all internal and external email communication purposes. Each RSA employee has a Lotus Notes Email account (e.g.”name”@[asia/hk/sg].rsagroup.com). There are also some generic business email addresses (e.g. General Broker/Customer contact).

The Lotus Notes application also supports a number of internal business processes (see below) that will need to be migrated to the go-forward solution.

Service Term	6 months commencing on the Completion Date.

Notice period for early termination by Purchaser	1 month

Service	Blackberry

Service Description	Mobile technology platforms/devices used by business executives, leaders and managers.

Service Term	6 months commencing on the Completion Date.

Notice period for early termination by Purchaser	1 month

Service	Vulnerability/Penetration/Protection

Service Description

McAfee Foundstone and Rapid 7 providing vulnerability scanning and protection to enable monitoring of exposure levels of key devices and web-facing infrastructure in respect of reported software flaws.

Service Term	6 months commencing on the Completion Date.

Notice period for early termination by Purchaser	1 month

(3)                                 Applications

Service	Lotus Notes Team rooms

Service Description	Lotus Notes Application has been developed to support a number of business processes. These will need to be migrated to the proposed go-forward solution.

Team Room	Function	Brief Outline
IT Help Desk	IT	Team room used to track all IT Help Desk tickets

Service Term	6 months commencing on the Completion Date.

Notice period for early termination by	1 month

Purchaser

Service	WebEx/Phone Conferencing

Service Description	RSA’s Web and Telephone Conferencing Service, provided by WebEx for Web/Phone and Genesys for Phone only

Service Term	6 months commencing on the Completion Date.

Notice period for early termination by Purchaser	1 month

Service	Remote Access (VPN)

Service Description	RSA internal remote network access. Employees with business requirement to access country specific RSA data services from remote locations / Home (e.g. Agents, Leaders).

Service Term	6 months from the Completion Date.

Notice period for early termination by Purchaser	1 month

Service	Performance Management

Service Description	Intranet based application developed in-house, provides basic data input to a set structure for goal setting and reporting.

Service Term	6 months commencing on the Completion Date.

Notice period for early termination by Purchaser	1 month

Service	EM MI

Service Description	Statutory Financial accounts reporting service. Accounts reconciled locally each reporting period.

Service Term	6 months commencing on the Completion Date.

Notice period for early termination by Purchaser	1 month

Service	Star 3

Service Description	Statutory Financial accounts reporting service. Accounts reconciled locally each reporting period.

Service Term	6 months commencing on the Completion Date.

Notice period for early termination by Purchaser	1 month

Service	Fraser

Service Description	Provides Management Reporting of Business Financial Data for RSA Group.

Service Term	6 months commencing on the Completion Date.

Notice period for early termination by Purchaser	1 month

Service	Internet based Marine Insurance Management

Service Description	RSA uses a system provided by Oceanwide Inc. This system is an Internet based Marine Management system used exclusively to manage the operations of CMA CGM Account

Service Term	6 months commencing on the date of Completion.

Notice period for early termination by Purchaser	3 Months

IN WITNESS of which this Deed has been executed and delivered on the date which appears first on page 1.

SIGNED, SEALED AND DELIVERED as a deed by	)
ROYAL & SUN ALLIANCE INSURANCE PLC	)
by its authorised signatory	)

/s/ Gareth Morgan Roberts
in the presence of:	)

/s/ Denise Ng Wei Qi
Witness

SIGNED AND DELIVERED as a deed by	)
ALLIED WORLD ASSURANCE COMPANY, LTD	)
by its authorised signatory	)

/s/ Wesley D. Dupont